Public Offering

NY Residential REIT, LLC (the "Company") is planning to raise up to $50 million in a Public Offering.

New York City real estate has long attracted global investors providing income, appreciation, and inflation-protection. However, with the average apartment in Manhattan priced at more than $2 million[1], only a limited pool of investors have the resources necessary to invest directly in Manhattan residential real estate.

Commencement Capital LLC has formed NY Residential REIT to purchase, invest in, and manage a portfolio of residential properties located in Manhattan, which will provide both accredited and non-accredited investors with the ability to obtain exposure to Manhattan residential real

Offering Summary[2]

- **Issuer:** NY Residential REIT, LLC
- **Offering Type:** Regulation A+
- **Sponsor:** Commencement Capital LLC
- **Manager:** Commencement NY LLC
- **Securities Offered:** 5,000,000 common shares
- **Offering Price:** $10/share
- **Minimum Investment:** $1,000
- **Minimum Offering:** $2,000,000
- **Liquidity:** The Company intends to apply for listing with the NYSE, Nasdaq or quotation on the OTC

Strategy





Pure Play Manhattan Residential

What: Condominiums
Single-Family Houses
Apartment Buildings

Where: We will only invest in Manhattan

Why: To provide exposure to Manhattan residential real estate

How: We plan to acquire or invest in properties:
a) in need of large-scale or cosmetic renovation
b) with existing tenancy
c) from sellers in distress or with timing restrictions
d) bulk/fractured condominium units
e) in advance of development completion





THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUNCTION WITH THE OFFERING CIRCULAR HERE IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE SECURITIES TO WHICH IT RELATES.

NY Residential REIT, LLC (the "Company") is "Testing the Waters" under Rule 255 of Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. The Company is not under any obligation to make an offering under Regulation A. No money or other consideration is being solicited in connection with the information provided, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering circular on Form 1-A has been filed and until the offering statement is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind. The information in that offering statement will be more complete than the information the Company is providing now, and could differ materially. You must read the documents filed. A copy of the most recent offering circular can be obtained at the investor relations link above or by contacting the Company at 212-692-5540.

You should read the current offering circular in order to understand fully all of the implications and risks of the offering of securities to which it relates. An investment in the Company should be made only after a careful review of the offering circular. All information contained in this material is qualified in its entirety by the terms of the current offering circular. The achievement of any goals is not guaranteed. For more complete information about investing in the Company, including risks, charges and expenses, refer to the Company's offering circular. This website contains forward-looking statements. Such forward-looking statements are based upon the Company's current plans, expectations, estimates, assumptions and beliefs that involve numerous risks and uncertainties related to future economic and/or market conditions, as well as future business decisions, which are difficult or impossible to predict accurately or which may be out of the Company's control. Actual results could vary materially from those set forth in such forward-looking statements. Only the offering circular, upon qualification, makes an offering and only in those jurisdictions where permitted by law.